                       SEVENTH AMENDMENT AND MODIFICATION
                         TO LOAN AND SECURITY AGREEMENT
                         ------------------------------

     THIS SEVENTH AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the "AMENDMENT") is made effective as of the 22nd day of December, 1997, by and among NOBEL EDUCATION DYNAMICS, INC. ("NOBEL"), IMAGINE EDUCATIONAL PRODUCTS, INC. ("IMAGINE"), MERRYHILL SCHOOLS, INC. ("MERRYHILL"), EDUCO, INC. ("EDUCO"), NEDI, INC. ("NEDI"), MONTESSORI HOUSE, INC. ("MONTESSORI"), ANOTHER GENERATION ENTERPRISES, INC. ("ANOTHER GENERATION") (collectively, the "OBLIGORS") and SUMMIT BANK, formerly known as First Valley Bank ("BANK").

                                   BACKGROUND
                                   ----------

     A. By a Loan and Security Agreement among Obligors, Children's Park, Incorporated, Rocking Horse Management Corporation, Bluegrass Real Estate Company, Inc. and Bank dated August 30, 1995 (as amended by those certain amendments dated September 1, 1995, April 4, 1996, July 23, 1996, November 1, 1996, March 20, 1997 and May 5, 1997, the "LOAN AGREEMENT"), Bank agreed, inter alia, to extend to Obligors a (i) revolving line of credit in the original principal amount of up to Thirteen Million Eight Hundred Thousand Dollars ($13,800,000.00) (the "LINE"), (ii) term loan in the original principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "TERM LOAN"), and (iii) term loan in the original principal amount of Six Million Dollars ($6,000,000.00) (the "NEW TERM LOAN") (hereafter, the Term Loan and the New Term Loan may be referred to collectively as the "TERM LOANS"). Subsequent to the execution of the Loan Agreement, Children's Park, Incorporated, Rocking Horse Management Corporation and Bluegrass Real Estate Company, Inc. merged into Nobel with Nobel being the surviving entity.

     B. Obligors' obligation to repay the sums advanced under the (i) Line is evidenced by that certain Line Note from Obligors to Bank dated May 5, 1997 in the face amount of Thirteen Million Eight Hundred Thousand Dollars ($13,800,000.00) (the "LINE NOTE"), (ii) Term Loan is evidenced by that certain Term Note from Obligors to Bank dated August 30, 1995 in the original principal amount of Seven Million Five Hundred Thousand Dollars ( $7,500,000.00) (as amended, the "TERM NOTE"), and (iii) New Term Loan is evidenced by that certain New Term Note from Obligors to Bank dated April 4, 1996 in the original principal amount of Six Million Dollars ($6,000,000.00) (as amended, the "NEW TERM NOTE") (hereafter, the Term Note and the New Term Note may be referred to collectively as the "TERM NOTES").

     C. Nobel is further indebted to Bank (the "NOBEL LOAN") as evidenced by a certain promissory note dated January 31, 1994 in the original principal amount of Four Hundred Ninety-One Thousand Three Hundred Thirteen and 69/100 Dollars ($491,313.69) from Nobel to Mount Holly State Bank (the "NOBEL NOTE"). Through a series of transactions, Bank is the successor by merger to Mount Holly State Bank and Bank is the holder of the Nobel Note.

     D. Obligors and Bank desire to further amend the Loan Agreement to restructure the Line, the Term Loans and the Nobel Loan in accordance with the terms and conditions hereof.

     E. Capitalized terms not otherwise defined herein will have the meanings set forth therefor in the Loan Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

     1.   RESTRUCTURE OF THE LINE, THE TERM LOANS AND THE NOBEL LOAN.
          ----------------------------------------------------------

          a. The current outstanding balances under the Line (including, without limitation, the face amount of all issued and outstanding letters of credit thereunder), the Term Loans and the Nobel Loan are as follows:

        i.     Line -              $7,820,000 (incl. $300,000 letters of credit)
        ii.    Term Loan -         $ 5,450,000
        iii    New Term Loan -     $ 4,200,000
        iv.    Nobel Loan -        $406,450.67

          b. Effective as of the date hereof, the Line, the Term Loans and the Nobel Loan shall be restructured as Revolving and Term Facility A and Revolving and Term Facility B, as more fully described in SECTION 2 below.
                                                               ---------

          c. The initial principal balances outstanding under Revolving and Term Facility A and Revolving and Term Facility B shall be as follows:

        i.  Revolving and Term Facility A - $0
        ii. Revolving and Term Facility B - $17,876,450.67
                                              (incl. $300,000 letters of credit)

          Effective as of the date hereof, such sums shall accrue interest and be repaid in accordance with the terms and conditions set forth in this Amendment.

          d. The Line, the Term Loan, the New Term Loan and the Nobel Loan are being replaced with Revolving and Term Facility A and Revolving and Term Facility B and to the extent the context so requires, all references in the Loan Agreement, each of the other Loan Documents, the Nobel Note and any documents in connection therewith to the Line, the Term Loan, the New Term Loan, the Nobel Loan, the Line Note, the Term Note, the New Term Note and the Nobel Note shall be deemed references to Revolving and Term Facility A, Revolving and Term Facility B, Revolving and Term Facility Note A and Revolving and Term Facility Note B, mutatis mutandis. The term "BANK INDEBTEDNESS" under the Loan Agreement and any other term under any Loan Document or any documents in connection with the Nobel Loan which describes the indebtedness or other obligations of Obligors to Bank shall be deemed to include, without limitation, all obligations of Obligors to Bank under Revolving and Term Facility A and Revolving and Term Facility B. The term "COLLATERAL" under the Loan Agreement shall be deemed to include, without limitation, all security for the Nobel Loan. All obligations of Obligors to Bank under the Revolving and Term Credit Facilities shall be secured by all of the Collateral.

     2.   CREDIT FACILITIES.  SECTION 1.1 of the Loan Agreement is amended to
          -----------------   -----------
read, in its entirety, as follows:

          "1.1  CREDIT FACILITIES.  Bank will establish for Obligors for and
                -----------------
     during the period from the date hereof and until December 1, 2005 (the "CONTRACT PERIOD"), subject to the terms and conditions hereof:

               (a) A revolving and term facility pursuant to which Bank will from time to time during the period from December 22, 1997 through and including December

          22, 2000 (the "REVOLVING PERIOD"), make loans to Obligors in an aggregate amount not exceeding at any time Three Million Dollars ($3,000,000.00) ("REVOLVING AND TERM FACILITY A"); and

               (b) A revolving and term facility pursuant to which Bank will from time to time during the Revolving Period, make loans or other extensions of credit to Obligors in an aggregate amount not exceeding at any time Twenty-Two Million Dollars ($22,000,000.00) ("REVOLVING AND TERM FACILITY B"). Hereafter, Revolving and Term Facility A and Revolving and Term Facility B may be referred to collectively as the "REVOLVING AND TERM FACILITIES. "

          During the Revolving Period, Obligors may borrow, repay and reborrow under the Revolving and Term Facilities; provided, however, with respect to
                                              --------  -------
     Revolving and Term Facility B, such borrowings and repayments during the Revolving Period shall be in minimum amounts of Two Hundred Thousand Dollars ($200,000.00) each. After the Revolving Period, no further advances will be made under the Revolving and Term Facilities and all sums outstanding thereunder shall be repaid as provided for in this Agreement.

          The Revolving and Term Facilities shall be subject to all terms and conditions set forth in all of the Loan Documents (as hereafter defined), which terms and conditions are incorporated herein. Obligors' obligations to repay the loans and other extensions of credit under the Revolving and Term Facilities shall be evidenced by Obligors' amended and restated promissory notes (collectively, the "NOTES") in the face amounts of Three Million Dollars ($3,000,000.00) ("REVOLVING AND TERM FACILITY NOTE A") and Twenty-Two Million Dollars ($22,000,000.00) ("REVOLVING AND TERM FACILITY NOTE B"), respectively, both of which shall be in the forms attached hereto as EXHIBIT "A". The Revolving and Term Facilities shall be subject to
        -----------
     review and renewal after expiration of the Contract Period, at the sole direction of Bank."

     3.   USE OF PROCEEDS.  SECTION 1.3(a) of the Loan Agreement is amended to
          ---------------   --------------
read, in its entirety, as follows:

          "(a)  USE OF PROCEEDS UNDER THE REVOLVING AND TERM FACILITIES.  The
                -------------------------------------------------------
     proceeds advanced under the Revolving and Term Facilities shall be used for proper working capital purposes, to fund future acquisitions of educational facilities or companies and construction of educational facilities by Obligors and for the issuance of standby letters of credit under Revolving and Term Facility B only; provided, however, the face amount under
                               -----------------
     outstanding letters of credit issued under Revolving and Term Facility B shall not at any time exceed Two Million Dollars ($2,000,000.00) in the aggregate."

     4.   INTEREST RATES.  SECTION 2 of the Loan Agreement is amended to read,
          --------------   ---------
in its entirety, as follows:

          "2.  INTEREST RATES.
               --------------

               2.1  INTEREST RATES ON REVOLVING AND TERM FACILITY A.  Interest
                    -----------------------------------------------
          on the unpaid principal balance of Revolving and Term Facility A will accrue at a definite and certain but variable per annum rate equal to the Floating Rate.

               2.2  INTEREST RATES ON REVOLVING AND TERM FACILITY B.  Interest
                    -----------------------------------------------
          on the unpaid principal balance of Revolving and Term Facility B will accrue at one of the two (2) interest rate options set forth below, subject to the restrictions and in accordance with the procedures set forth in this Agreement:

                    (i)  Line LIBOR Rate; or
                    (ii)  Floating Rate.

               2.3  TERM-OUT PORTION.  Interest on the unpaid principal balance
                    ----------------
          of any Term-Out Portion will accrue from the Effective Date until final payment thereof at the Term-Out Rate.

               2.4  REQUEST FOR FLOATING RATE ON THE REVOLVING AND TERM FACILITY
                    ------------------------------------------------------------
          B. All advances under Revolving and Term Facility B shall accrue
          -
          interest at the Floating Rate, unless Obligors have requested the Line LIBOR Rate. The Obligors shall be deemed to have requested the Floating Rate unless the Line LIBOR Rate has been requested in accordance with the terms of this Agreement.

               If the Obligors desire to convert the interest rate applicable to all or any part of the principal balance of Revolving and Term Facility B from the Line LIBOR Rate to the Floating Rate, upon delivery by Obligors to Bank of a Floating Rate Notification, that portion of the principal balance outstanding under Revolving and Term Facility B identified in such Floating Rate Notification shall accrue interest at the Floating Rate from the expiration of the then current Rate Period related to such principal amount until the effective date of another interest rate option chosen for such amount in accordance with the terms of this Agreement.

               2.5  REQUEST FOR LINE LIBOR RATE.  If the Obligors desire that
                    ---------------------------
          all or part of the outstanding principal balance under Revolving and Term Facility B accrue interest at the Line LIBOR Rate, Obligors shall give Bank a LIBOR Rate Notification. Upon delivery by Obligors to Bank of a LIBOR Rate Notification, that portion of the principal balance outstanding under Revolving and Term Facility B identified in such LIBOR Rate Notification shall accrue interest at the LIBOR Rate as follows: (a) with respect to the principal amount of any new advance under Revolving and Term Facility B, from the date of such advance until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (b) with respect to all or any portion of the principal amount of Revolving and Term Facility B outstanding and accruing interest at another Line LIBOR Rate at the time of the LIBOR Rate Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (c) with respect to all or any portion of the principal amount of Revolving and Term Facility B outstanding and accruing interest at the Floating Rate at the time of the LIBOR Rate Notification related to such principal amount, from the date set forth in such LIBOR Rate Notification until the end of the Rate Period specified in such LIBOR Rate Notification.

               2.6  CERTAIN PROVISIONS REGARDING REVOLVING AND TERM FACILITY B
                    ----------------------------------------------------------
          INTEREST RATES.  Obligors understand and agree that:  (a) subject to
          --------------
          the provisions of this Agreement, the interest rates set forth in

          SECTION 2.2 above may apply simultaneously to different portions of
          -----------
          the outstanding principal of Revolving and Term Facility B, (b) the Line LIBOR Rate may apply simultaneously to various portions of the outstanding principal of Revolving and Term Facility B for various Rate Periods, (c) the Rate Periods for the Line LIBOR Rate shall be either one (1), two (2) or three (3) months, (d) the Line LIBOR Rate applicable to any portion of the outstanding principal of Revolving and Term Facility B may be different from the Line LIBOR Rate applicable to any other portion of the outstanding principal of Revolving and Term Facility B, (e) individual portions of Revolving and Term Facility B accruing interest at a Line LIBOR Rate must be in amounts of at least Two Hundred Fifty Thousand Dollars ($250,000.00) each, and (f) Bank shall have the right to terminate any Rate Period and the interest applicable thereto, prior to the maturity of such Rate Period, if Bank determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any law, statute, rule or regulation to which Bank may be subject, in which event the principal amount to which such terminated Rate Period relates shall thereafter earn interest at the Floating Rate.

               2.7  FLOATING RATE FALL BACK FOR REVOLVING AND TERM FACILITY B.
                    ---------------------------------------------------------
          After expiration of any Rate Period, any principal portion of Revolving and Term Facility B corresponding to such Rate Period which has not been converted or renewed in accordance with the terms of this Agreement shall accrue interest automatically at the Floating Rate from the date of expiration of such Rate Period until paid in full, unless and until Obligors request another interest rate in accordance with the terms of this Agreement.

               2.8  LIBOR RATE BORROWINGS.  No more than three (3) separate
                    ---------------------
          borrowings in the aggregate accruing interest at the Line LIBOR Rate may be outstanding at any one time.

               2.9  DEFAULT RATE.  Upon the occurrence and during the
                    ------------
          continuance of an Event of Default, at the option of Bank after ten
          (10) days notice to Obligors, interest will accrue on the outstanding principal balance of the Revolving and Term Facilities at a per annum rate which is three percent (3%) in excess of the highest rate in effect for Revolving and Term Facility A and Revolving and Term Facility B, respectively, at the time the Event of Default occurs. During the continuance of any Event of Default, Obligors shall no longer have the ability to elect interest rate options.

               2.10  POST JUDGMENT INTEREST.  Any judgment obtained for sums due
                     ----------------------
          hereunder or under the Loan Documents will accrue interest at the applicable default rate set forth above until paid.

               2.11  CALCULATION.  Interest will be computed on the basis of a
                     -----------
          year of 360 days and paid for the actual number of days elapsed.

               2.12  LIMITATION OF INTEREST TO MAXIMUM LAWFUL RATE.  In no event
                     ---------------------------------------------
          will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Obligors. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank. Any such crediting or refunding will not cure or waive any default by Obligors. Obligors agree, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

               2.13  REQUEST BY ONE OBLIGOR.  Any requests to be made by
                     ----------------------
          Obligors under this SECTION 2 and any documents to be executed in
                              ---------
          connection therewith may be made or executed by any Obligor individually and any such request and documents delivered by any such Obligor shall be binding upon all Obligors."

     5.   PAYMENTS AND FEES.  SECTION 3 of the Loan Agreement is amended to
          -----------------   ---------
read, in its entirety, as follows:

          "3.  PAYMENTS AND FEES.
               -----------------

               3.1  PRINCIPAL AND INTEREST.  Principal and interest on the
                    ----------------------
          Revolving and Term Facilities shall be paid as follows:

                    (a) Obligors will pay interest monthly at the applicable
               rate set forth in SECTIONS 2.1 AND 2.2 above on the first day of
                                 --------------------
               each calendar month commencing on January 1, 1998.

                    (b) Obligors shall repay the outstanding principal balance of the Revolving and Term Facilities in (i) fifty-nine (59) equal and consecutive monthly installments on the first day of each month commencing on January 1, 2001, each in an amount equal to the quotient obtained by dividing the aggregate outstanding principal balance of the Revolving and Term Facilities as of the last day of the Revolving Period by sixty (60), and (ii) one final payment of the remaining principal balance thereof, all accrued and unpaid interest thereon and all other sums due in connection therewith on December 1, 2005.

               3.2  TERM-OUT PORTION.  Obligors may, at their option during the
                    ----------------
          Revolving Period, by delivering to Bank a Term-Out Notice, elect to term out a portion or portions of the outstanding principal balance under the Revolving and Term Facility B in minimum increments of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) each (each, a "TERM-OUT PORTION" and collectively, the "TERM-OUT PORTIONS"). Each Term-Out Portion shall be repaid in (a) fifty-nine
          (59) equal and consecutive monthly payments of principal each in an amount equal to the quotient obtained by dividing the original principal amount of such Term-Out Portion by sixty (60), together with interest thereon at the Term-Out Rate, commencing on the first (1st) day of the first
          (1st) month after the Effective Date, and (b) one (1) final payment of the remaining balance thereof and all accrued and unpaid interest thereon, on the first day of the sixtieth (60th) month after the Effective Date.

               Obligors shall deliver to Bank not less than fifteen (15) days prior written notice of Obligors' desire to elect a Term-Out Portion (each, a "TERM-OUT NOTICE"), which Term-Out Notice shall indicate the amount of such Term-Out Portion and the date on which Obligors desire such Term-Out Portion to become effective (the "EFFECTIVE DATE"). Once a Term-Out Notice is delivered by Obligors, such Term-Out Notice shall be irrevocable and, on the Effective Date, the maximum amount available under Revolving and Term Facility B shall be permanently reduced by the full amount of the Term-Out Portion identified in such Term-Out Notice.

               3.3  PREPAYMENT OR TERMINATION OF THE REVOLVING AND TERM
                    ---------------------------------------------------
          FACILITIES.
          ----------

                    (a) Obligors may prepay all or any portion of the Revolving and Term Facilities or terminate the Revolving and Term Facilities (such termination or prepayment being referred to herein as a "PREPAYMENT EVENT") upon thirty (30) days prior written notice to Bank (a "PREPAYMENT EVENT NOTICE") specifying the amount of the Revolving and Term Facilities Obligors desire to prepay or that Obligors desire to terminate the Revolving and Term Facilities. Once delivered, the Prepayment Event Notice shall be irrevocable.

                    (b) In the event that (i) a Prepayment Event occurs, or (ii)
               an Event of Default occurs as a result of Obligors' failure to pay any sums when due under this Agreement (whether upon maturity, acceleration or otherwise) and the Revolving and Term Facilities are terminated, Obligors shall pay to Bank, in addition to all other sums due hereunder, a fee (the "PREPAYMENT FEE") with respect to each Term-Out Portion in an amount equal to the product obtained by multiplying the applicable percentage set forth below times the outstanding principal amount of each Term-Out Portion prepaid or terminated:

               DATE OF PREPAYMENT EVENT            PERCENTAGE
               ------------------------            ----------

               Prior to the first anniversary of the date of the
               Term-Out Notice delivered in respect of such
               Term-Out Portion                    5%

               On or after the first anniversary of the date of the Term-Out Notice delivered in respect of such
               Term-Out Portion but prior to the second
               anniversary of such date                 4%

               On or after the second anniversary of the date of the Term-Out Notice delivered in respect of such
               Term-Out Portion but prior to the third
               anniversary of such date                 3%

               On or after the third anniversary of the date of the Term-Out Notice delivered in respect of such
               Term-Out Portion but prior to the fourth
               anniversary of such date                 2%

               On or after the fourth anniversary of the date of the Term-Out Notice delivered in respect of such
               Term-Out Portion                    1%

               Notwithstanding anything in this SECTION 3.3 to the contrary,
                                                -----------
          provided that no Event of Default shall have occurred and be continuing, Obligors may, without paying the Prepayment Fee, prepay during any fiscal year of Obligors, from internally generated funds only, an amount not to exceed twenty percent (20%) of the balance of each Term-Out Portion outstanding at the beginning of such fiscal year.

               In addition to the foregoing fees, if any portion of Revolving and Term Facility B is accruing interest at the Line LIBOR Rate at the time of a Prepayment Event, or if for any other reason Obligors pay all or any portion of such principal balance prior to the end of the applicable Rate Period, Obligors shall pay to Bank an additional fee on such portion equal to the economic loss, if any, suffered by Bank as determined by Bank in accordance with its customary practices, which determination shall be conclusive.

               3.4  TERM-OUT PORTION FEE.  Obligors shall pay to Bank a fee in
                    --------------------
          connection with each Term-Out Portion in an amount equal to one-quarter of one percent (1/4%) of each such Term-Out Portion (the "TERM-OUT PORTION FEE"). Each Term-Out Portion Fee shall be payable upon delivery of the respective Term-Out Notice.

               3.5  LETTER OF CREDIT FEES.    For each issuance or renewal of a
                    ---------------------
          standby letter of credit hereunder, Obligors will pay to Bank an issuance or renewal fee in an amount equal to one percent (1%) per annum of the face amount of such standby letter of credit, payable coincident with and as a condition of the issuance or renewal of such standby letter of credit. In addition, Obligors shall pay such other fees and charges in connection with the negotiation or cancellation of each standby letter of credit as may be customarily charged by Bank. Such fees shall be computed on the basis of a year of 360 days.

               3.6  USAGE FEE.  During the Revolving Period, Obligors shall
                    ---------
          unconditionally pay to Bank a fee equal to one fifth of one percent (1/5%) per annum of the average daily unused portion of the Revolving and Term Facilities (which shall be Twenty-Five Million Dollars ($25,000,000.00) (or such greater amount if the maximum committed amount for the Revolving and Term Facilities is ever increased), minus the average daily outstanding principal balance of cash advances under the Revolving and Term Facilities for such period, minus the average outstanding undrawn face amount of all standby letters of credit issued and outstanding under the Line during such period), which fee shall be computed on a quarterly basis in arrears and shall be due and payable on the first day of each calendar quarter commencing on January 1, 1998.

               3.7  LATE CHARGE.  In the event that Obligors fail to pay any
                    -----------
          principal, interest or other fees or expenses payable hereunder for a period of at least fifteen (15) days past the applicable due date, in addition to paying such sums, Obligors shall pay a late charge equal to the lesser of: (a) five percent (5%) of such past due payment, or
          (b) Two Thousand Five Hundred Dollars ($2,500.00), as compensation for the expenses incident to such past due payment.

               3.8  PAYMENT METHOD.  Obligors irrevocably authorize Bank to
                    --------------
          debit all payments required to be made by Obligors hereunder, under the Revolving and Term Facilities, on the date due, from any deposit account maintained by Obligors or any of them, with Bank; provided,
                                                                    --------
          however, prior to the occurrence of an Event of Default, Obligors may
          -------
          designate which accounts maintained with Bank shall be so debited. Otherwise, Obligors will be obligated to make such payments directly to Bank. All payments are to be made in immediately available funds. If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

               3.9  APPLICATION OF PAYMENTS.  Any and all payments on account of
                    -----------------------
          the Bank Indebtedness will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Loan Documents, in such order as Bank, in its discretion, elects. If Obligors make a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

               3.10  LOAN ACCOUNT.  Bank will open and maintain on its books a
                     ------------
          loan account (the "LOAN ACCOUNT") with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Bank under this Agreement. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Obligors as to the amount at any time due to Bank from Obligors under this Agreement or the Notes.

               3.11  INDEMNITY; LOSS OF MARGIN.  Obligors will indemnify Bank
                     -------------------------
          against any direct loss or expense which Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Obligors to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If Bank sustains or incurs any such loss or expense it will from time to time notify Obligors in writing of the amount determined in good faith by the Bank to be necessary to indemnify Bank for the loss or expense. Such amount will be due and payable by Obligors to Bank within ten
          (10) days after presentation by Bank of a statement setting forth a brief explanation of and Bank's calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Bank under this Section will bear interest at the highest default rate payable under the Revolving and Term Credit Facilities from the due date until paid, both before and after judgment.

               In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

                    (a) subjects Bank to any tax with respect to any amounts
               payable under this Agreement or the other Loan Documents by Obligors or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof); or

                    (b) imposes, modifies or deems applicable any deposit
               insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by, the Bank; or

                    (c) imposes upon Bank any other condition with respect to
               advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement,

               and the result of any of the foregoing is to increase the costs of Bank, reduce the income receivable by or return on equity of Bank or impose any expense upon Bank with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Bank shall so notify Obligors in writing. Obligors agree to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense (such amount being the "REIMBURSEMENT AMOUNT") suffered or incurred by Bank within thirty (30) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the Reimbursement Amount and Bank's calculation of the Reimbursement Amount (in determining such Reimbursement Amount the Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. Notwithstanding the foregoing, if an event of the nature described in

          SECTION 3.11(a), (b) OR (c) above occurs, Obligors shall have the
          ---------------------------
          right to repay in full all Bank Indebtedness without any prepayment premium (other than the Prepayment Fee and an amount equal to the economic loss suffered by Bank with respect to that portion of the Bank Indebtedness accruing interest at the Line LIBOR Rate at the time of such prepayment), provided that, (i) within thirty (30) days of the presentation of such statement to Obligors, Obligors pay to Bank the Reimbursement Amount then due Bank through such date, (ii) such repayment to Bank is made on or before the one hundred twentieth (120th) day following the presentation of such statement to Obligors, and (iii) at the time of such repayment, Obligors shall also pay to Bank the Reimbursement Amount then due Bank through the date of such repayment.

               If the amount set forth in such statement is not paid in full as set forth above within thirty (30) days after such presentation of such statement, or the amount due in connection with a repayment of the Bank Indebtedness as described above is not paid in full within one hundred twenty (120) days after such presentation of such statement, interest will be payable on the unpaid amount at the highest default rate payable hereunder until paid, both before and after judgment."

     6.   NEW FACILITIES.  SECTION 6.27 of the Loan Agreement is amended to
          --------------   ------------
read, in its entirety, as follows:

          "6.27  NEW FACILITIES.  During any fiscal year, Obligors shall not
                 --------------
     establish more than five (5) newly constructed educational facilities that Obligors will own or which otherwise appear as an asset on any Obligor's balance sheet. During any fiscal year, Obligors will not acquire more than five (5) parcels of land for the construction of facilities nor expend in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the aggregate for such land acquisition."

     7.   FINANCIAL REPORTING.  SECTION 8 of the Loan Agreement is amended as
          -------------------   ---------
follows:

          a.  By amending SECTION 8.2 to read, in its entirety, as follows:
                          -----------

               "8.2  PROJECTIONS AND CASH FLOW.  As soon as available and in any
                     -------------------------
          event prior to (a) December 31 of each fiscal year of Obligors, projections and cash flows on a month-by-month basis for the next succeeding twelve (12) months, and (b) August 15 of each fiscal year of Obligors, a restatement of the most recently delivered projections showing Obligors' actual operating results through the first two (2) quarters of such year and, to the extent necessary, revised projections for the last two (2) quarters of such year, prepared by the controller or chief financial officer of Obligors in form and content satisfactory to Bank and in such detail so that, among other things, core, new and acquired school performance are distinguished from one another. Obligors have furnished to Bank initial projections dated as of the date hereof and attached hereto as SCHEDULE 8.2
                                                             ------------
          containing the information required by this SECTION 8.2.  Obligors
                                                      -----------
          represent and covenant that (a) the initial projections attached hereto have been and all projections required by this SECTION 8.2
                                                                -----------
          shall be prepared by the controller or chief financial officer of Obligors and represent, and in the future shall represent, the best available good faith estimate of Obligors regarding the course of Obligors' business for the periods covered thereby; (b) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (c) Obligors know of no reason why Obligors should not be able to achieve the performance levels set forth in the initial projections and Obligors shall have no knowledge at the time of delivery of future projections of any reason why Obligors shall not be able to meet the performance levels set forth in said projections; and (d) Obligors have sufficient capital as may be required for their ongoing businesses and to pay their existing and anticipated debts as they mature."

          b.  By amending SECTION 8.11 to read, in its entirety, as follows:
                          ------------

               "8.11  PROFIT AND LOSS PER FACILITY.  As soon as available and in
                      ----------------------------
          any event within (a) forty-five (45) days after the end of each of the first three (3) fiscal quarters of Obligors during each year and (b) ninety (90) days after the end of the fourth fiscal quarter of Obligors during each year, quarterly profit and loss statements for each district (or region, if there is no district) operated by Obligors, in form and content satisfactory to Bank."

     8.   DEFINITIONS.  SECTION 14 of the Loan Agreement is amended as follows:
          -----------   ----------

          a.  By amending SECTION 14.23 to read, in its entirety, as follows:
                          -------------

               "14.23  FLOATING RATE MARGIN shall mean (a) during the period
                       --------------------
          from December 22, 1997 through and including March 31, 1998 (the "INITIAL PERIOD"), twenty-five (25) basis points, and (b) during the period commencing April 1, 1998 and thereafter (the "SUBSEQUENT PERIOD"), one of the following margins determined based on the ratio of Obligors' Total Funded Indebtedness to EBITDA from time to time:

          RATIO OF TOTAL FUNDED INDEBTEDNESS       FLOATING RATE
                      TO EBITDA                        MARGIN
          ----------------------------------       -------------

          3.5 to 1.0, but 4.0 to 1.0               25 basis points

          2.5 to 1.0, but less than 3.5 to 1.0     0 basis points

          1.5 to 1.0, but less than 2.5 to 1.0     -25 basis points

          less than 1.5 to 1.0                     -50 basis points

               The Floating Rate Margin during the Subsequent Period shall be determined on a quarterly basis effective upon the receipt, review and approval by Bank of Obligors' financial statements for such quarter, which financial statements shall include, inter alia, a calculation of Obligors' Total Funded Indebtedness to EBITDA as of the end of such quarter. If Obligors fail to deliver to Bank the foregoing financial statements, the Floating Rate Margin shall be highest margin set forth above."

          b.  By amending SECTION 14.30 to read, in its entirety, as follows:
                          -------------

               "14.30  "LIBOR RATE MARGIN" shall mean (a) during the Initial
                       -------------------
          Period, two hundred twenty-five (225) basis points, and (b) during the Subsequent Period, one of the following margins determined based on the ratio of Obligors' Total Funded Indebtedness to EBITDA from time to time:

          RATIO OF TOTAL FUNDED INDEBTEDNESS       FLOATING RATE
                      TO EBITDA                        MARGIN
          ----------------------------------       -------------

          3.5 to 1.0, but 4.0 to 1.0               225 basis points

          2.5 to 1.0, but less than 3.5 to 1.0     175 basis points

          1.5 to 1.0, but less than 2.5 to 1.0     150 basis points

          less than 1.5 to 1.0                     125 basis points

               The LIBOR Rate Margin during the Subsequent Period shall be determined on a quarterly basis effective upon the receipt, review and approval by Bank of Obligors' financial statements for such quarter, which financial statements shall include, inter alia, a calculation of Obligors' Total Funded Indebtedness to EBITDA as of the end of such quarter. If Obligors fail to deliver to Bank the foregoing financial statements, the LIBOR Rate Margin shall be highest margin set forth above."

          c.  By amending SECTION 14.36 to read, in its entirety, as follows:
                          -------------

               "14.36  "PERMITTED ACQUISITIONS" shall mean an acquisition by any
                       ------------------------
          Obligor in which the purchase price for the entity or assets being acquired is less than Two Million Five Hundred Thousand Dollars ($2,500,000.00)."

     9.   RESTRUCTURE CHARGE.  During Obligors' fiscal year ending December 31,
          ------------------
1997, a non-recurring restructure charge in a maximum amount of Three Million Eight Hundred Ninety-Four Thousand Dollars ($3,894,000.00) (including gross extraordinary expenses) will be expensed by Obligors. For the purposes of determining Obligors' compliance with the financial covenants in SECTION 7 of
                                                                 ---------
the Loan Agreement for the twelve (12) month period ending December 31, 1997 (and any portion thereof included in any rolling four (4) quarter calculations for any subsequent periods) only, the foregoing restructure charge shall be omitted. The components of the foregoing restructure charge are subject to the approval of Bank.

     10.  ACQUISITIONS.
          ------------

          a. Obligors shall not make any acquisitions of the ownership interest or assets of another Person (including, without limitation, any Permitted Acquisition) unless and until the properties owned by Nobel located in Sterling, Virginia and Sacramento, California have been sold and all proceeds of such sales, net only of sums approved by Bank, have been paid to Bank to reduce the Bank Indebtedness. Obligors represent to Bank that the aggregate gross proceeds from the sales of such properties shall be approximately Six Million Dollars ($6,000,000.00), but in no event less than Five Million Five Hundred Thousand Dollars ($5,500,000.00).

          b. Prior to making any Permitted Acquisition and in addition to all other requirements set forth in the Loan Agreement with respect thereto, Obligors shall deliver to Bank a certificate in form and content satisfactory to Bank stating that the acquisition is a Permitted Acquisition.

     11.  ASSET MANAGEMENT ACCOUNT.  Contemporaneously with the execution of
          ------------------------
this Amendment, Bank and Obligors will execute that certain Summit Asset Management Account Supplemental Agreement for Line of Credit (the "SUPPLEMENTAL AGREEMENT") in connection with Revolving and Term Facility A. The terms and conditions of the Supplemental Agreement are incorporated in the Loan Agreement by this reference thereto and the term "LOAN DOCUMENTS" shall hereafter be
deemed to include, without limitation, the Supplemental Agreement   In the event
of any inconsistencies between the terms and conditions of the Loan Agreement and the Supplemental Agreement, the terms and conditions of the Loan Agreement shall control (except for any inconsistencies with respect to SECTION 2.3 of the
                                                              -----------
Supplemental Agreement, which shall be controlled by the Supplemental Agreement). All other terms and conditions of the Supplemental Agreement are in full force and effect and are hereby ratified and confirmed by Bank and Obligors.

     12.  FEE.  Contemporaneously with the execution of this Amendment, Obligors
          ---
shall pay to Bank a fee in an amount equal to Thirty Thousand Dollars ($30,000.00). Bank is hereby authorized to deduct such fee from any deposit account of any Obligor maintained with Bank; provided, however, to the extent of availability therein, Bank shall deduct such fee first from Nobel's account with Bank.

     13.  NEW NOTES.  Contemporaneously with the execution of this Amendment,
          ---------
Obligors shall execute and deliver to Bank Revolving and Term Facility Note A and Revolving and Term Facility Note B, which notes shall re-evidence the existing indebtedness of Obligors to Bank as restructured under the Revolving and Term Facilities. Revolving and Term Facility Note A and Revolving and Term Facility Note B merely re-evidence the indebtedness previously evidenced by the Line Note, the Term Notes and the Nobel Note, and are given in substitution of, and not as payment for or as a novation of the Line Note, the Term Notes or the Nobel Notes. Bank will stamp the Line Note, the Term Notes and the Nobel Note to show that they have has been re-evidenced and succeeded.

     14.  FURTHER ASSURANCES.  Obligors covenant and agree to execute and
          ------------------
deliver to Bank or to cause to be executed and delivered at the sole cost and expense of Obligors, from time to time, any and all other documents, agreements, statements, certificates and information as Bank shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Bank's interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Bank in its sole discretion.

     15.  FURTHER AGREEMENTS AND REPRESENTATIONS.  Obligors do hereby:
          --------------------------------------

          a. ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

          b. covenant and agree to perform all obligations of Obligors contained herein and under the Loan Agreement, as amended, and the other Loan Documents;

          c. acknowledge and agree that Obligors have no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

          d. acknowledge and agree that all representations and warranties of Obligors contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof, provided that the Schedules to
     Article 5 of the Loan Agreement shall be as attached hereto;

          e. represent and warrant that no Event of Default (as defined in the Loan Agreement or any of the other Loan Documents) or event which with the giving of notice or passage of time or both would constitute such an Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

          f. acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and does not constitute a release, termination or waiver of any of the rights or remedies granted to the Bank therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Obligors to Bank under the Loan Agreement and the other Loan Documents, including, without limitation, this Amendment; and

          g. acknowledge and agree that any Obligor's failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents.

     16.  COSTS AND EXPENSES.  Upon execution of this Amendment, Obligors shall
          ------------------
pay to Bank, all costs and expenses incurred by Bank in connection with the review, preparation and negotiation of this Amendment and all documents in connection therewith, including, without limitation, all of Bank's attorneys' fees and out-of-pocket expenses.

     17.  INCONSISTENCIES.  To the extent of any inconsistency between the
          ---------------
terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail. All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Obligors.

     18.  CONSTRUCTION.     All references to the Loan Agreement therein or in
          ------------
any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

     19.  NO WAIVER.  Nothing contained herein and no actions taken pursuant to
          ---------
the terms hereof are intended to nor shall they constitute a waiver by the Bank of any rights or remedies available to Bank at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

     20.  BINDING EFFECT.  This Amendment shall be binding upon and inure to the
          --------------
benefit of the parties hereto and their respective successors and assigns.

     21.  GOVERNING LAW.  This Amendment shall be governed by and construed in
          -------------
accordance with the laws of the Commonwealth of Pennsylvania.

     22.  HEADINGS.  The headings of the sections of this Amendment are inserted
          --------
for convenience only and shall not be deemed to constitute a part of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

                              NOBEL EDUCATION DYNAMICS, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________

                              IMAGINE EDUCATIONAL PRODUCTS, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________

                              MERRYHILL SCHOOLS, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________

                      [SIGNATURES CONTINUED ON NEXT PAGE]

                              EDUCO, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________


                              NEDI, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________

                              MONTESSORI HOUSE, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________

                              ANOTHER GENERATION ENTERPRISES, INC.

                              By:   ___________________________________
                              Name/Title:  ____________________________
[CORPORATE SEAL]
                              Attest:    ______________________________
                              Name/Title:  ____________________________


                              SUMMIT BANK

                              By:   ___________________________________
                                    Janet L. Helms, Vice-President